                 GENERAL INSTRUMENT CORPORATION
         Exhibit 11 - Computation of Earnings Per Share
             (In Thousands Except Per Share Amounts)

                                         Three Months Ended
                                             March  31,
                                         ------------------
                                          1995       1994
                                         -------   --------
PRIMARY:
  Income before cumulative effect of
   a change in accounting principle     $57,056     $52,901
  Cumulative effect of a change in
   accounting principle                       -      (1,917)
                                        _______     _______
  Net Income                            $57,056     $50,984
                                        =======     =======

Weighted average common shares
  outstanding                           122,304     120,432
   Incremental shares under stock
     option plans                           978       2,532
                                        _______     _______
Weighted average common and common
   equivalent shares outstanding        123,282     122,964
                                        =======     =======

Primary earnings per share:
  Income before cumulative effect
   of a change in accounting principle    $0.46       $0.43
  Cumulative effect of a change in
   accounting principle                       -        (.02)
                                          _____       _____
  Net income                              $0.46       $0.41
                                          =====       =====

FULLY DILUTED:
  Income before cumulative effect of a
   change in accounting principle       $57,056     $52,901

  Interest and amortization of debt
   issuance costs related to the
   Convertible Junior Subordinated
    Notes, net of income tax effects      4,119       6,470
                                         ------     -------
  Adjusted income before a cumulative
   effect of a change in accounting
    principle                            61,175      59,371

   Cumulative effect of a change in
    accounting principle                      -      (1,917)
                                        _______    ________

   Adjusted net income                  $61,175     $57,454
                                        =======     =======





Weighted average common shares
     outstanding                         122,304    120,432
   Incremental shares under stock
      option plans                         1,236      2,532
  Incremental shares attributable
     to Convertible Junior Subordinated
     Notes                                21,053     21,053
                                         _______    _______
  Adjusted weighted average shares
     outstanding                         144,593    144,017
                                         =======    =======

Fully diluted earnings per share:
  Income before cumulative effect of
   a change in accounting principle        $0.42      $0.41
  Cumulative effect of a change in
   principle accounting                         -      (.01)
                                          _______   _______
  Net income                               $0.42      $0.40
                                          =======   =======

Note: The computations of primary and fully diluted earnings per share assume incremental shares under stock option plans using the treasury method.